Exhibit 99.4


FAX TRANSMITTAL                                                  539-030775
# Pages 1

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TO  Kenya/Dean
CO.____________
DEPT__________
FAX#__________
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FROM  Diane
CO. Cheevers,
Hand & Angeline,
Inc.
PHONE
#[illegible]
FAX
#[illegible]
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                FULL TRADING AUTHORIZATION WITH PRIVILEGE TO
                      WITHDRAW MONEY AND/OR SECURITIES


     The undersigned hereby authorizes Alan Andreini (whose signature appears below) as his agent and attorney in fact to buy, sell (including short sales) and trade in stocks, bonds, options contracts and any other securities and/or commodities and/or contracts relating to the same on margin or otherwise in accordance with your terms and conditions for the undersigned's account and risk and in the undersigned's name, or number on your books. In addition, the undersigned hereby specifically authorizes the aforesaid agent to make transactions which would result in uncovered short positions in options contracts or in the uncovering of any existing short position in options contracts. The undersigned hereby agrees to indemnify and hold you harmless from and to pay you promptly on demand any and all losses arising therefrom or debt balance due thereon.

     You are authorized to follow the instructions of Alan Andreini in every respect concerning the undersigned's account with you, and make deliveries of securities and payment of moneys to him or as he may order and direct. In all matters and things aforementioned, as well as in all other things necessary or incidental to the furtherance or conduct of the account of the undersigned, the aforesaid agent and attorney in fact is authorized to act for the undersigned and in the undersigned's behalf in the same manner and with the same force and effect as the undersigned might or could do.

     The undersigned hereby ratifies and confirms any and all transactions with you heretofore or hereafter made by the aforesaid agent or for the undersigned's account.

     This authorization and indemnity is in addition to (and in no way limits or restricts) any rights which you may have under any other agreement or agreements between the undersigned and your firm.

     This authorization and indemnity is also a continuing one and shall remain in full force and effect until revoked by the undersigned by a written notice addressed to you and delivered to your office at ___________________, but such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation. This authorization and indemnity shall inure to the benefit of your present firm and of any successor firm or firms irrespective of any change or changes at any time in the personnel thereof for any cause whatsoever, and of the assigns of your present firm or any successor firm.

Dated:  2/1/97

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         (City)                        (State)



                                    SIGNATURE OF AUTHORIZED AGENT


                                    /s/ Alan J. Andreini
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VERY TRULY YOURS,

/s/ John A. Andreini
/s/ Blanche M. Andreini"
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